Exhibit 99.1

Ethan Allen Reports Results for Quarter Ended March 31, 2010

DANBURY, Conn.--(BUSINESS WIRE)--April 28, 2010--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and nine months ended March 31, 2010.

Three Months Ended March 31, 2010

Net delivered sales for the quarter ended March 31, 2010 were $147.3 million, up 5.0% from the prior year quarter. The Company’s Retail division delivered net sales of $107.1 million, increased 3.7% and the Wholesale division delivered net sales of $96.6 million, increased 9.7% from the prior year quarter. Total orders booked for the Retail division increased 18.6% while comparable design center orders were 23.7% higher than the prior year quarter.

The reported loss in the quarter was $0.9 million or a diluted loss per share of $0.03 compared with a loss the prior year quarter of $48.7 million or $1.69 per diluted share. Excluding restructuring, impairments, transition charges, and unusual income tax impacts in both periods, the current quarter loss was $1.5 million or $0.05 per diluted share compared to $13.4 million loss or $0.46 per diluted share the prior year quarter.

Nine Months Ended March 31, 2010

For the nine months ended March 31, 2010, net delivered sales totaled $426.8 million as compared to $535.6 million the prior year to date. Net delivered sales for the Company’s Retail division were $317.4 million versus $406.4 million the prior year. Wholesale net sales were $262.4 million versus $318.2 million the prior year.

The year to date loss as reported was $17.8 million or $0.61 per diluted share. This compares to the reported loss the prior year to date of $35.8 million or $1.24 per diluted share. Excluding restructuring, impairments, transition charges, and unusual income tax impacts in both periods, the diluted loss per share was $0.31 in the current year to date compared to $0.06 the prior year comparable period.

Farooq Kathwari, Chairman, President and CEO commented, “I am pleased that consolidated booked orders during the quarter ended March 31, 2010 totaled approximately $176 million and reflect a 20% increase from the depressed booked orders from the prior year quarter. Our backlogs at both retail and wholesale have substantially increased to more normal levels. The increase in orders reflects an improvement in consumer confidence and is due to the many initiatives we have taken including offering special savings from our everyday best prices. We are also pleased that during the last six months, we have added nearly 300 associates in our manufacturing and retail operations as we increase our capacity to meet the improved demand.”

Mr. Kathwari continued, “The ‘Great Recession’ has provided us an opportunity to examine every aspect of our business and undertake major improvements to all aspects of our vertically integrated structure. We have also focused on improving our liquidity. Our total cash, investments, and restricted cash at March 31, 2010 was $85 million; an increase of 61% since June 30, 2009.”

Mr. Kathwari further stated, “While we are gratified with the increase in booked orders during the quarter, the major progress in our initiatives, and the positive news of consumer confidence, we remain cautious as the improvement in the economy is still at an early stage with many uncertainties on the horizon.”

Analyst Conference Call

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, April 28th. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 280 Design Centers in the United States and abroad. Ethan Allen owns and operates seven manufacturing facilities in North America, including five manufacturing plants and one sawmill in the United States and one manufacturing plant in Mexico. Approximately seventy percent of its products are made in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Condensed Consolidated Income Statements
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	03/31/10	03/31/09	03/31/10	03/31/09

Net sales	$147,258	$140,221	$426,750	$535,620
Cost of sales	75,231	74,171	227,390	255,828
Gross profit	72,027	66,050	199,360	279,792
Operating expenses:
Selling	37,321	42,251	109,541	146,274
General and administrative	37,129	42,781	112,024	131,806
Restructuring and impairment charge	400	55,725	1,989	54,121
Total operating expenses	74,850	140,757	223,554	332,201
Operating income (loss)	(2,823)	(74,707)	(24,194)	(52,409)
Interest and other miscellaneous income	894	806	2,711	3,019
Interest expense and other related financing costs	2,979	2,985	8,938	8,818
Income (loss) before income taxes	(4,908)	(76,886)	(30,421)	(58,208)
Income tax expense (benefit)	(4,053)	(28,212)	(12,649)	(22,444)
Net income (loss)	$(855)	$(48,674)	$(17,772)	$(35,764)

Basic earnings per common share:
Net income (loss) per basic share	$(0.03)	$(1.69)	$(0.61)	$(1.24)
Basic weighted average shares outstanding	29,016	28,861	28,953	28,768

Diluted earnings per common share:
Net income (loss) per diluted share	$(0.03)	$(1.69)	$(0.61)	$(1.24)
Diluted weighted average shares outstanding	29,016	28,861	28,953	28,768

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	March 31,	June 30,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$71,925	$52,960
Marketable securities	2,023	-
Accounts receivable, net	15,725	13,086
Inventories	140,369	156,519
Prepaid expenses & other current assets	12,163	21,060
Deferred income taxes	16,442	8,077
Total current assets	258,647	251,702

Property, plant and equipment, net	310,578	333,599
Intangible assets, net	45,128	45,128
Restricted cash and investments	11,300	-
Other assets	18,733	16,056

Total Assets	$644,386	$646,485

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	43	42
Customer deposits	49,278	31,691
Accounts payable	23,862	22,199
Accrued expenses & other current liabilities	55,642	58,531
Total current liabilities	128,825	112,463

Long-term debt	203,194	203,106
Other long-term liabilities	23,817	24,993
Total liabilities	355,836	340,562

Shareholders' equity	288,550	305,923

Total Liabilities and Shareholders' Equity	$644,386	$646,485

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/10	03/31/09	03/31/10	03/31/09

Net sales	$147.3	$140.2	$426.8	$535.6
Gross margin	48.9%	47.1%	46.7%	52.2%
Operating margin	-1.9%	-53.3%	-5.7%	-9.8%
Operating margin (ex restructuring, impairment &
transition charges )	-0.2%	-13.5%	-1.8%	0.3%
Net income (loss)	($0.9)	($48.7)	($17.8)	($35.8)
Net income (loss) (ex restructuring, impairment &
transition charges )	($1.5)	($13.4)	($8.8)	($1.6)

Operating cash flow	$12.8	($1.9)	$33.6	$13.8
Capital expenditures	$2.3	$4.3	$7.6	$20.5
Acquisitions	$0.0	$0.1	$0.0	$0.7
Treasury stock repurchases (settlement
date basis)	$0.0	$0.0	$0.0	$0.0

EBITDA	$3.4	($67.7)	$1.7	($31.1)
EBITDA as % of net sales	2.3%	-48.3%	0.4%	-5.8%
EBITDA (ex restructuring, impairment and
transition charges )	$5.9	($12.0)	$11.5	$23.0
EBITDA as % of net sales (ex restructuring,
impairment and transition charges )	4.0%	-8.5%	2.7%	4.3%

Selected Financial Data by Business Segment:
	Three Months Ended		Nine Months Ended
	03/31/10	03/31/09	03/31/10	03/31/09
Retail
Net sales	$107.1	$103.3	$317.4	$406.4
Operating margin	-9.7%	-69.6%	-9.9%	-19.2%
Operating margin (ex restructuring, impairment &
transition charges )	-9.3%	-21.0%	-9.2%	-7.4%

Wholesale
Net sales	$96.6	$88.1	$262.4	$318.2
Operating margin	7.0%	-6.9%	1.2%	4.5%
Operating margin (ex restructuring, impairment &
transition charges )	9.2%	-0.7%	6.6%	6.4%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2010 and 2009
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Income / Earnings Per Share
Net income (loss)	$(855)	$(48,674)	$(17,772)	$(35,764)
Add: restructuring, impairment and transition charges
(credit), net of related tax effect	1,591	35,278	10,478	34,156
Unusual income tax impacts	(2,261)	-	(1,545)	-
Net income (loss) (excluding restructuring impairment and
transition charges)	$(1,525)	$(13,396)	$(8,839)	$(1,608)

Earnings (loss) per basic share	$(0.03)	$(1.69)	$(0.61)	$(1.24)
Earnings (loss) per basic share (excluding restructuring,
impairment and transition charges (credit))	$(0.05)	$(0.46)	$(0.31)	$(0.06)
Basic weighted average shares outstanding	29,016	28,861	28,953	28,768

Earnings (loss) per diluted share	$(0.03)	$(1.69)	$(0.61)	$(1.24)
Earnings (loss) per diluted share (excluding restructuring,
impairment and transition charges (credit))	$(0.05)	$(0.46)	$(0.31)	$(0.06)
Diluted weighted average shares outstanding	29,016	28,861	28,953	28,768

Consolidated Operating Income / Operating Margin
Operating income (loss)	$(2,823)	$(74,707)	$(24,194)	$(52,409)
Add: restructuring, impairment and transition
charges (credit)	2,506	55,725	16,501	54,121
Operating income (loss) (excluding restructuring,
impairment and transition charges)	$(317)	$(18,982)	$(7,693)	$1,712

Net sales	$147,258	$140,221	$426,750	$535,620
Operating margin	-1.9%	-53.3%	-5.7%	-9.8%
Operating margin (excluding restructuring, impairment
and transition charges)	-0.2%	-13.5%	-1.8%	0.3%

Wholesale Operating Income / Operating Margin
Wholesale operating income (loss)	$6,737	$(6,068)	$3,099	$14,396
Add: restructuring, impairment and transition
charges (credit)	2,108	5,473	14,287	5,881
Wholesale operating income (excluding restructuring,
impairment and transition charges)	$8,845	$(595)	$17,386	$20,277
Wholesale net sales	$96,594	$88,072	$262,374	$318,215
Wholesale operating margin	7.0%	-6.9%	1.2%	4.5%
Wholesale operating margin (excluding restructuring,
impairment and transition charges)	9.2%	-0.7%	6.6%	6.4%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(10,366)	$(71,920)	$(31,507)	$(78,156)
Add: restructuring, impairment and transition
charges (credit)	398	50,252	2,214	48,240
Retail operating income (loss) (excluding restructuring,
impairment and transition charges (credit))	$(9,968)	$(21,668)	$(29,293)	$(29,916)
Retail net sales	$107,113	$103,305	$317,386	$406,358
Retail operating margin	-9.7%	-69.6%	-9.9%	-19.2%
Retail operating margin (excluding restructuring,
impairment and transition charges)	-9.3%	-21.0%	-9.2%	-7.4%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2010 and 2009
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

EBITDA
Net income (loss)	$(855)	$(48,674)	$(17,772)	$(35,764)
Add: interest expense (income), net	2,745	2,704	8,242	7,777
Add: income tax expense (benefit)	(4,053)	(28,212)	(12,649)	(22,444)
Add: depreciation and amortization (including
accelerated depreciation)	5,519	6,477	23,849	19,285
EBITDA	$3,356	$(67,705)	$1,670	$(31,146)
Net sales	$147,258	$140,221	$426,750	$535,620
EBITDA as % of net sales	2.3%	-48.3%	0.4%	-5.8%

EBITDA	$3,356	$(67,705)	$1,670	$(31,146)
Add: restructuring, impairment and transition
charges (credit)	2,506	55,725	9,871	54,121
Adjusted EBITDA	$5,862	$(11,980)	$11,541	$22,975
Net sales	$147,258	$140,221	$426,750	$535,620
Adjusted EBITDA as % of net sales	4.0%	-8.5%	2.7%	4.3%

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer